As Filed with the Securities and Exchange Commission on April 20, 2009                                                                                                           Registration No. 333-147783

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-1/A
Post-Effective Amendment No. 1

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

PROVECTUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	2834	90-0031917
State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

7327 Oak Ridge Highway, Suite A, Knoxville, Tennessee 37931 (866) 594-5999
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Timothy C. Scott, Ph.D., President
Provectus Pharmaceuticals, Inc.
7327 Oak Ridge Highway, Suite A
Knoxville, Tennessee 37931
(866) 594-5999

with a copy to:

Linda Crouch-McCreadie, Esq.
Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
100 Med Tech Parkway
Suite 200
Johnson City, Tennessee 37604
(423) 928-0181

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer                                               ☐                               Accelerated filer                                                        ☐
        Non-accelerated filer                                                 ☐                               Smaller reporting company                                     ☒
       (Do not check if a smaller reporting company)

EXPLANATORY NOTE

The Registrant hereby files this post-effective amendment to its Registration Statement on Form SB-2 (No. 333-147783) as initially filed with the Securities and Exchange Commission on December 3, 2007, as subsequently amended prior to effectiveness on January 7, 2008 and January 28, 2008.

The Registrant previously paid a registration fee of $1,467 in connection with the filing of the initial registration statement on Form SB-2.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement relating to these securities that has been filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _________________, 2009

22,436,231 Shares of Common Stock

This prospectus relates to the sale by the selling stockholders of 22,436,231 shares of our common stock, par value $0.001. 7,881,206 shares registered are held by certain selling stockholders, and 14,555,025 of the shares registered are issuable upon conversion of common-stock warrants held by certain selling stockholders.

The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We have agreed to pay the expenses in connection with the registration of these shares. The selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, which we refer to as the “Securities Act.”

Our common stock is quoted on the OTC Bulletin Board under the trading symbol “PVCT.”   The closing price per share of our common stock as reported by the OTC Bulletin Board on April 17, 2009 was $1.26.

As you review this prospectus, you should carefully consider the matters described in “Risk Factors,” beginning on page 3.

Neither the Securities and Exchange Commission, which we refer to as the “SEC,” nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________, 2009.

You should rely only on the information contained in this document or a document to which we have referred you. We have not authorized anyone to provide you with information that is different.

This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

TABLE OF CONTENTS

Prospectus Summary	1

Risk Factors	3

Our technologies are in early stages of development.	3
We will need additional capital to conduct our operations and develop our products beyond 2009, and our ability to obtain the necessary funding is uncertain.	3
The prescription drug and medical device products in our internal pipeline are at an early stage of development, and they may fail in subsequent development commercialization.	3
Our OTC products are at an early stage of introduction, and we cannot be sure that they will be sold through a combination of asset sale and licensure in the marketplace.	4
Competition in the prescription drug, medical device and OTC pharmaceuticals markets is intense, and we may be unable to succeed if our competitors have more funding or better marketing.	4
If we are unable to secure or enforce patent rights, trademarks, trade secrets or other intellectual property our business could be harmed.	5
If we do not update and enhance our technologies, they will become obsolete.	6
If we lose any of our key personnel, we may be unable to successfully execute our business plan.	6
Because we have only four employees in total, our management may be unable to successfully manage our business.	6
Our common stock price can be volatile because of several factors, including a limited public float, which has increased significantly from 2005 to 2008.	7
Financings that may be available to us under current market conditions frequently involve sales at prices below the prices at which our common stock trades on the OTC Bulletin Board, as well as the issuance of warrants or convertible debt that require exercise or conversion prices that are calculated in the future at a discount to the then market price of our common stock. The current economic downturn has made the financings available to development-stage companies like us more dilutive in nature than they would otherwise be.	7
Financings that may be available to us frequently involve high selling costs.	7
It is our general policy to retain any earnings for use in our operation.	7
Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.	7

Forward-Looking Statements	8

Use of Proceeds	9

Description of Securities	9

Selling Stockholders	11

Plan of Distribution	16

Legal Matters	18

Experts	18

Incorporation of Certain Information by Reference	18

PROSPECTUS SUMMARY

This summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus and in the information incorporated by reference into this prospectus.

You should read the following summary together with the more detailed information and consolidated financial statements and related notes thereto appearing elsewhere in this prospectus and incorporated by reference into this prospectus before you invest in our common stock. This prospectus and the information incorporated by reference into this prospectus contain forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks, and actual results could differ materially. Read this entire prospectus carefully and the information incorporated by reference into this prospectus carefully, especially the risks described under “Risk Factors.” Unless otherwise indicated, “we,” “us,” “our” and similar terms, as well as references to the “Company” and “Provectus,” refer to Provectus Pharmaceuticals, Inc. and its subsidiaries and not to the selling stockholders.

This prospectus and the registration statement in which it is included relate to the offer and sale of up to an aggregate of 22,436,231 shares of our common stock, $0.001 par value by the selling stockholders identified beginning on page 11. The 22,436,231 shares of our common stock offered by the selling stockholders include 14,555,025 shares issuable upon conversion of common-stock warrants held by the selling stockholders. As used in this prospectus, “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. Our common stock is traded on the OTC Bulletin Board under the symbol “PVCT.”

We will not receive any of the proceeds from any sale of the shares by selling stockholders. We will receive up to $13,767,440 in proceeds from any cash exercise of the warrants currently outstanding and for which the underlying shares are included in this prospectus. We intend to use any such cash proceeds received for general corporate purposes.

Our Company

  Our company, Provectus Pharmaceuticals, Inc., a Nevada corporation, and our seven wholly owned subsidiaries, Xantech Pharmaceuticals, Pure-ific Corporation, Provectus Biotech, Inc., Provectus Devicetech, Inc., Provectus Imaging, Inc., IP Tech, Inc., and  Provectus Pharmatech, Inc., develop, license and market and plan to sell products in three sectors of the healthcare industry:
   Over-the-counter products, which we refer to as “OTC products;”
  Prescription drugs; and
  Medical device systems.
       Provectus and the subsidiaries are managed on an integrated basis, and when we refer to “we” or “us” or “the Company” in this prospectus, we refer to all eight corporations considered as a single unit.

  Through discovery and use of state-of-the-art scientific and medical technologies, the founders of our pharmaceutical business have developed a portfolio of patented, patentable, and proprietary technologies that support multiple products in the prescription drugs, medical device systems and OTC products categories, including patented technologies for:
   treatment of cancer and serious skin diseases;
   novel therapeutic medical devices;
   enhancing contrast in medical imaging;
   improving signal processing during biomedical imaging; and
   enhancing production of biotechnology products.
Our prescription drug products encompass the areas of dermatology and oncology and involve several types of small molecule-based drugs.  Our medical device systems include therapeutic and cosmetic lasers, while our OTC products address markets primarily involving skincare applications.  Because our prescription drug candidates and medical device systems are in the early stages of development, they are not yet on the market, and we cannot assure that they will advance to the point of commercialization.

The Offering

Securities Offered
22,436,231 shares of common stock, $0.001 par value.  This includes 7,881,206 shares of common stock held by the selling stockholders and up to
14,555,025 shares of common stock issuable upon the exercise of warrants held by the selling stockholders.  See "Selling Stockholders," beginning on page 11.

Common Stock Outstanding before the Offering
We are authorized to issue 100,000,000 shares of common stock, of which 53,384,188 shares were issued and outstanding as of March 17, 2009. This amount excludes warrants to purchase 21,025,172 shares of common stock and 8,848,427 shares of common stock issuable upon exercise of options as of December 31, 2008.

Selling stockholders
The selling stockholders are identified in this prospectus, beginning on page 11, together with the maximum amount of our common shares that each may sell either outright or upon conversion rights under their warrants, if any. See “Selling Stockholders,” beginning on page 11.

Offering Price	The offering price will be determined at the time of sale by each selling stockholder.

Use of Proceeds
We will not receive any of the proceeds from any sale of the shares by selling stockholders. We will receive up to $13,767,440 in proceeds from cash exercises of the warrants currently outstanding and for which the underlying shares are included in this prospectus. We intend to use any such cash proceeds received for general corporate purposes. See “Use of Proceeds” on page 9.

Plan of Distribution
Up to 22,436,231 shares of common stock may be offered and sold by the selling stockholders through agents or brokers based upon quotations on the OTC Bulletin Board, through agents or brokers in private sales, or by any other legally available means. See “Plan of Distribution” on page 16.

Dividend Policy	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.

OTC Bulletin Board Symbol	PVCT

Risk Factors

Our company faces significant risks, including that our ongoing operations continue to be dependent upon our ability to raise capital. We have only four employees and our future success depends significantly on these employees. Please see the section of this prospectus entitled “Risk Factors,” beginning on page 3 for more information about the risks faced by us.

How to Contact Us

The mailing address of our principal executive office is 7327 Oak Ridge Highway, Suite A, Knoxville, Tennessee 37931, and our telephone number is (866) 594-5999.

  RISK FACTORS

Our business is subject to various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus and the information incorporated by reference into this prospectus. Any of these risks could materially adversely affect our business, operating results, and financial condition.

Our technologies are in early stages of development.

We generated minimal initial revenues from sales and operations in 2006 and 2005, and we do not expect to generate revenues to enable us to be profitable for several calendar quarters unless we sell and/or license our technologies.  We discontinued our proof-of-concept program in November 2006 and have, therefore, ceased selling our OTC products.  To complete our current phases in clinical development, we expect to spend approximately $900,000 in 2009.   We estimate that our existing capital resources will be sufficient to fund our current operations.  We may need to raise approximately $5 to $10 million additional funds beyond 2009 in order to fully implement our integrated business plan, including execution of the next phases in clinical development of our pharmaceutical products.

Ultimately, we must achieve profitable operations if we are to be a viable entity, unless we are acquired by another company. We intend to proceed as rapidly as possible with the asset sale and licensure of OTC products that can be sold with a minimum of regulatory compliance and with the development of revenue sources through licensing of our existing intellectual property portfolio. We cannot assure you that we will be able to raise sufficient capital to sustain operations beyond 2009 before we can commence revenue generation or that we will be able to achieve or maintain a level of profitability sufficient to meet our operating expenses.

We will need additional capital to conduct our operations and develop our products beyond 2009, and our ability to obtain the necessary funding is uncertain.

We estimate that our existing capital resources will be sufficient to fund our current and planned operations through 2009; however, we may need additional capital. We have based this estimate on assumptions that may prove to be wrong, and we cannot assure that estimates and assumptions will remain unchanged. For example, we are currently assuming that we will continue to operate without any significant staff or other resources expansion. We intend to acquire additional funding through public or private equity financings or other financing sources that may be available. Additional financing may not be available on acceptable terms, or at all. As discussed in more detail below, additional equity financing could result in significant dilution to stockholders. Further, in the event that additional funds are obtained through licensing or other arrangements, these arrangements may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise seek to develop and commercialize ourselves. If sufficient capital is not available, we may be required to delay, reduce the scope of, or eliminate one or more of our programs, any of which could have a material adverse effect on our business and may impair the value of our patents and other intangible assets.

Existing stockholders may face dilution from our financing efforts.

We must raise additional capital from external sources to execute our business plan beyond 2009. We plan to issue debt securities, capital stock, or a combination of these securities, if necessary. We may not be able to sell these securities, particularly under current market conditions. Even if we are successful in finding buyers for our securities, the buyers could demand high interest rates or require us to agree to onerous operating covenants, which could in turn harm our ability to operate our business by reducing our cash flow and restricting our operating activities. If we were to sell our capital stock, we might be forced to sell shares at a depressed market price, which could result in substantial dilution to our existing shareholders. In addition, any shares of capital stock we may issue may have rights, privileges, and preferences superior to those of our common shareholders.

The prescription drug and medical device products in our internal pipeline are at an early stage of development, and they may fail in subsequent development or commercialization.

We are continuing to pursue clinical development of our most advanced pharmaceutical drug products, PH-10 and PV-10, for use as treatments for specific conditions. These products and other pharmaceutical drug and medical device products that we are currently developing will require significant additional research, formulation and manufacture development, and pre-clinical and extensive clinical testing prior to regulatory licensure and commercialization. Pre-clinical and clinical studies of our pharmaceutical drug and medical device products under development may not demonstrate the safety and efficacy necessary to obtain regulatory approvals. Pharmaceutical and biotechnology companies have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in earlier trials. Pharmaceutical drug and medical device products that appear to be promising at early stages of development may not reach the market or be marketed successfully for a number of reasons, including the following:

•	a product may be found to be ineffective or have harmful side effects during subsequent pre-clinical testing or clinical trials,

•	a product may fail to receive necessary regulatory clearance,

•	a product may be too difficult to manufacture on a large scale,

•	a product may be too expensive to manufacture or market,

•	a product may not achieve broad market acceptance,

•	others may hold proprietary rights that will prevent a product from being marketed, or

•	others may market equivalent or superior products.

We do not expect any pharmaceutical drug products that we are developing to be commercially available for several years, if at all. Our research and product development efforts may not be successfully completed and may not result in any successfully commercialized products. Further, after commercial introduction of a new product, discovery of problems through adverse event reporting could result in restrictions on the product, including withdrawal from the market and, in certain cases, civil or criminal penalties.

Our OTC products are at an early stage of introduction, and we cannot be sure that they will be sold through a combination of asset sale and licensure in the marketplace.

We have previously focused on marketing Pure-ific, one of our OTC products, on a limited basis to establish proof of concept, which we believe we have accomplished. We have recognized minimal revenue from this product, as the sales of this product have not been material.  We discontinued our proof-of-concept program in November 2006 and have, therefore, ceased selling our OTC products.  In order for this product, and our other OTC products, to become commercially successful, the Company now intends to license the products which the Company has been discussing with interested groups and the Company also intends to sell a majority stake of the underlying assets via a non-core spin-out transaction.

Competition in the prescription drug, medical device and OTC pharmaceuticals markets is intense, and we may be unable to succeed if our competitors have more funding or better marketing.

The pharmaceutical and biotechnology industries are intensely competitive. Other pharmaceutical and biotechnology companies and research organizations currently engage in or have in the past engaged in research efforts related to treatment of dermatological conditions or cancers of the skin, liver and breast, which could lead to the development of products or therapies that could compete directly with the prescription drug, medical device and OTC products that we are seeking to develop and market.

Many companies are also developing alternative therapies to treat cancer and dermatological conditions and, in this regard, are our competitors. Many of the pharmaceutical companies developing and marketing these competing products have significantly greater financial resources and expertise than we do in:

•	research and development,

•	manufacturing,

•	preclinical and clinical testing,

•	obtaining regulatory approvals, and

•	marketing.

Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies, and other public and private research organizations may also conduct research, seek patent protection, and establish collaborative arrangements for research, clinical development, and marketing of products similar to ours. These companies and institutions compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to our programs.

In addition to the above factors, we expect to face competition in the following areas:

•	product efficacy and safety;

•	the timing and scope of regulatory consents;

•	availability of resources;

•	reimbursement coverage;

•	price; and

•	patent position, including potentially dominant patent positions of others.

As a result of the foregoing, our competitors may develop more effective or more affordable products or achieve earlier product commercialization than we do.

Product Competition.  Additionally, since our formerly marketed products are generally established and commonly sold, they were subject to competition from products with similar qualities when we marketed them.

Our OTC product Pure-ific, when we sold it in the proof-of-concept stage, competed in the market with other hand sanitizing products, including in particular, the following hand sanitizers:

•	Purell (owned by Johnson & Johnson),

•	Avagard D (manufactured by 3M), and

•	a large number of generic and private-label equivalents to these market leaders.

Our OTC product GloveAid represents a new product category that has no direct competitors; however, other types of products, such as AloeTouch® disposable gloves (manufactured by Medline Industries) target the same market niche.

Since our prescription products PV-10 and PH-10 have not yet been approved by the United Stated Food and Drug Administration, which we refer to as the “FDA,” or introduced to the marketplace, we cannot estimate what competition these products might face when they are finally introduced, if at all. We cannot assure you that these products will not face significant competition for other prescription drugs and generic equivalents.

If we are unable to secure or enforce patent rights, trademarks, trade secrets or other intellectual property our business could be harmed.

We may not be successful in securing or maintaining proprietary patent protection for our products and technologies we develop or license. In addition, our competitors may develop products similar to ours using methods and technologies that are beyond the scope of our intellectual property protection, which could reduce our anticipated sales. While some of our products have proprietary patent protection, a challenge to these patents can be subject to expensive litigation. Litigation concerning patents, other forms of intellectual property, and proprietary technology is becoming more widespread and can be protracted and expensive and can distract management and other personnel from performing their duties.

We also rely upon trade secrets, unpatented proprietary know-how, and continuing technological innovation to develop a competitive position. We cannot assure you that others will not independently develop substantially equivalent proprietary technology and techniques or otherwise gain access to our trade secrets and technology, or that we can adequately protect our trade secrets and technology.

If we are unable to secure or enforce patent rights, trademarks, trade secrets, or other intellectual property, our business, financial condition, results of operations and cash flows could be materially adversely affected. If we infringe on the intellectual property of others, our business could be harmed.

We could be sued for infringing patents or other intellectual property that purportedly cover products and/or methods of using such products held by persons other than us. Litigation arising from an alleged infringement could result in removal from the market, or a substantial delay in, or prevention of, the introduction of our products, any of which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

If we do not update and enhance our technologies, they will become obsolete.

The pharmaceutical market is characterized by rapid technological change, and our future success will depend on our ability to conduct successful research in our fields of expertise, to discover new technologies as a result of that research, to develop products based on our technologies, and to commercialize those products. While we believe that our current technology is adequate for our present needs, if we fail to stay at the forefront of technological development, we will be unable to compete effectively. Our competitors are using substantial resources to develop new pharmaceutical technologies and to commercialize products based on those technologies. Accordingly, our technologies may be rendered obsolete by advances in existing technologies or the development of different technologies by one or more of our current or future competitors.

If we lose any of our key personnel, we may be unable to successfully execute our business plan.

Our business is presently managed by four key employees:

•	H. Craig Dees, Ph.D., our Chief Executive Officer;

•	Timothy C. Scott, Ph.D., our President;

•	Eric A. Wachter, Ph.D. our Executive Vice President - Pharmaceuticals; and

•	Peter R. Culpepper, CPA, our Chief Financial Officer and Chief Operating Officer.

In addition to their responsibilities for management of our overall business strategy, Drs. Dees, Scott and Wachter are our chief researchers in the fields in which we are developing and planning to develop prescription drugs, medical devices and OTC products. The loss of any of these key employees could have a material adverse effect on our operations, and our ability to execute our business plan might be negatively impacted. Any of these key employees may leave their employment with us if they choose to do so, and we cannot assure you that we would be able to hire similarly qualified employees if any of our key employees should choose to leave.

Because we have only four employees in total, our management may be unable to successfully manage our business.

In order to successfully execute our business plan, our management must succeed in all of the following critical areas:

•	Researching diseases and possible therapies in the areas of dermatology and skin care, oncology, and biotechnology;

•	Developing prescription drug, medical device, and OTC products based on our research;

•	Marketing and selling developed products;

•	Obtaining additional capital to finance research, development, production, and marketing of our products; and

•	Managing our business as it grows.

As discussed above, we currently have only four employees, all of whom are full-time employees. The greatest burden of succeeding in the above areas, therefore, falls on Drs. Dees, Scott, Wachter, and Mr. Culpepper. Focusing on any one of these areas may divert their attention from our other areas of concern and could affect our ability to manage other aspects of our business. We cannot assure you that our management will be able to succeed in all of these areas or, even if we do so succeed, that our business will be successful as a result. We anticipate adding an additional regulatory affairs officer on a consulting basis within several months. While we have not historically had difficulty in attracting employees, our small size and limited operating history may make it difficult for us to attract and retain employees in the future, which could further divert management’s attention from the operation of our business.

Our common stock price can be volatile because of several factors, including a limited public float, which has increased significantly from 2005 to 2008.

During the year ended December 31, 2008, the sale price of our common stock fluctuated from $0.74 to $1.64 per share. We believe that our common stock is subject to wide price fluctuations because of several factors, including:

•	absence of meaningful earnings and ongoing need for external financing;

•	a relatively thin trading market for our common stock, which causes trades of small blocks of stock to have a significant impact on our stock price;

•	general volatility of the stock market and the market prices of other publicly-traded companies; and

•	investor sentiment regarding equity markets generally, including public perception of corporate ethics and governance and the accuracy and transparency of financial reporting.

Financings that may be available to us under current market conditions frequently involve sales at prices below the prices at which our common stock trades on the OTC Bulletin Board, as well as the issuance of warrants or convertible debt that require exercise or conversion prices that are calculated in the future at a discount to the then market price of our common stock. The current economic downturn has made the financings available to development-stage companies like us more dilutive in nature than they would otherwise be.

Any agreement to sell, or convert debt or equity securities into, common stock at a future date and at a price based on the then current market price will provide an incentive to the investor or third parties to sell the common stock short to decrease the price and increase the number of shares they may receive in a future purchase, whether directly from us or in the market.

Financings that may be available to us frequently involve high selling costs.

Because of our limited operating history, low market capitalization, thin trading volume and other factors, we have historically had to pay high costs to obtain financing and expect to continue to be required to pay high costs for any future financings in which we may participate. For example, our past sales of shares and our sale of the debentures have involved the payment of finder’s fees or placement agent’s fees. These types of fees are typically higher for small companies like us. Payment of fees of this type reduces the amount of cash that we receive from a financing transaction and makes it more difficult for us to obtain the amount of financing that we need to maintain and expand our operations.

It is our general policy to retain any earnings for use in our operation.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all of our future earnings, if any, for use in our business and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of our common stock in the public market following any prospective offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable.  The current economic downturn has made the financings available to development-stage companies like us more dilutive in nature than they would otherwise be.

FORWARD-LOOKING STATEMENTS

Some of the information contained in this prospectus and the information incorporated by reference into this prospectus are forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act), which means that they relate to events or transactions that have not yet occurred, our expectations or estimates for our future operations, our growth strategies or business plans, or other facts that have not yet occurred. These statements can be identified by the use of forward-looking terminology such as “might,” “may,” “will,” “could,” “expect,” “anticipate,” “estimate,” “likely,” “intend,” “believe,” or “continue” or the negative thereof or other variations thereon or comparable terminology. The above risk factors contain discussions of important factors that should be considered by prospective investors for their potential impact on forward-looking statements included in this prospectus. These important factors, among others, may cause actual results to differ materially and adversely from the results expressed or implied by the forward-looking statements. We caution investors that these discussions of important risks and uncertainties are not exclusive, and our business may be subject to other risks and uncertainties which are not detailed there. Investors are cautioned not to place undue reliance on our forward-looking statements. We make forward-looking statements as of the date of this prospectus, and we assume no obligation to update the forward-looking statements after the date hereof whether as a result of new information or events, changed circumstances, or otherwise, except as required by law.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the resale of any of our common stock offered in this prospectus. We will not receive any of the proceeds from any sale of the shares by the selling stockholders. If the warrants that were issued to the selling stockholders to purchase 14,555,025 shares of our common stock are exercised for cash, we will receive estimated proceeds of approximately $13,767,440 from the selling stockholders. We intend to use any such cash proceeds received for general corporate purposes.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share, of which 53,384,188 shares were issued and outstanding and held of record as of March 17, 2009, by approximately 1,767 stockholders of record. A significant portion of our common stock is held in either nominee name or street-name brokerage accounts. All outstanding shares of common stock are fully paid and non-assessable. Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Holders of shares of common stock are entitled to receive dividends when, as, and if declared by our board of directors from funds legally available therefor and to share ratably in our assets available upon liquidation, dissolution, or winding up. The holders of shares of the common stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of common stock are able to elect all directors. Our Restated Articles of Incorporation do not grant preemptive rights. The common stock may not be redeemed except upon our consent and the consent of the stockholders, and the common stock is not subject to liability for further calls or to assessments by Provectus. This summary does not purport to be complete and is qualified in its entirety by reference to our Restated Articles of Incorporation and to Nevada law.

Preferred Stock

We are authorized to issue 25,000,000 shares of preferred stock, $0.001 par value per share, of which no shares are issued and outstanding. The shares of preferred stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by our board of directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by our board of directors pursuant to authority vested in it. Without limiting the generality of the foregoing, shares in such series shall have voting powers, full or limited, or no voting powers, and shall have such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by our board of directors. The number of shares of any such series so set forth in the resolution or resolutions may be increased (but not above the total number of authorized shares of preferred stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the board of directors.

Governing Law and Organizational Documents

Stockholders’ rights and related matters are governed by the laws of the State of Nevada, our Restated Articles of Incorporation and our Bylaws. Our Restated Articles of Incorporation may not be amended without the affirmative vote of at least a majority of the shares entitled to vote generally in the election of directors, voting as a single voting group. Our Bylaws may be amended by either the affirmative vote of 75% of all shares outstanding and entitled to vote generally in the election of directors or by an affirmative vote of a majority of our directors then holding office.

Stock Option Plans

The 2002 Stock Option Plan, as amended (the “Plan”), provides for the grant of four types of incentive awards, specifically stock options, stock appreciation rights, rights to purchase restricted stock, and long-term performance awards.

Our employees and consultants, including officers and directors who also are employees or consultants, and our directors who are not employees whose present and potential contributions are important to our continued success are eligible to receive awards under the Plan. The purpose of a long-term incentive plan is to direct the attention and efforts of participating employees to our long-term performance by relating incentive compensation to the achievement of long-term corporate economic objectives. The Plan also is designed to retain, reward and motivate participating employees by providing an opportunity for investment in us and the advantages inherent in ownership of our common stock. A total of 10,000,000 shares of our common stock may be subject to, or issued pursuant to, awards granted under the Plan. If an award under the Plan is forfeited or terminated for any reason, the shares of common stock that were subject to the award again become available for distribution in connection with awards under the Plan. In addition, shares subject to stock appreciation rights that are exercised for cash again become available for distribution in connection with awards under the Plan.

The Plan may be administered by one or more administrators if the board of directors deems division of administration necessary or desirable in order to comply with applicable law. Since the board of directors has not appointed any committees and because we have so few employees, the entire board of directors currently is acting as the administrator of the Plan.

The administrator has the exclusive discretion to select the employees, consultants and non-employee directors who receive awards under the Plan and to determine the type, size, and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the Plan. The Plan will remain in effect until all awards under the Plan either have been satisfied by the issuance of shares of our common stock or the payment of cash or have expired or otherwise terminated or the Plan is otherwise terminated by our board of directors. However, no awards may be granted more than ten years after the date of the stockholder’s approval of the Plan. Generally, a participant’s rights and interest under the Plan will not be transferable except by will or by the laws of descent and distribution.

Transfer Agent

We have retained Standard Registrar and Transfer Company, 12528 South 1840 East, Draper, Utah 84020, as the transfer agent for our common stock. Standard Registrar & Transfer Company’s telephone number is (801) 266-7151.

SELLING STOCKHOLDERS

The following table sets forth the shares beneficially owned, as of March 17, 2009, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each would own beneficially if all the offered shares are sold.

The selling stockholders acquired the shares of common stock and warrants to purchase common stock listed in the selling stockholder table in one or more private transactions.  The securities were sold pursuant to exemptions to registration under section 4(2) of the Securities Act.

        Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. However, certain warrants are subject to limitations upon exercise, if any. The most significant of these limitations is that the selling stockholder may not exercise its warrants if the exercise would cause such holder’s beneficial ownership of our common stock (excluding shares underlying any of their unconverted to debentures or unexercised warrants) to exceed 4.99% of the outstanding shares of common stock. Therefore, although they are included in the table below, the number of shares of common stock for some listed persons may include shares that may not be purchased during a given 60-day period used for purpose of determining beneficial ownership.

Names	Beneficial Ownership	Shares Registered (1)	Post Offering (2)	% Owned Post Offering
Lawrence B. Ordower	416,666	416,666	0	*
Michael H Davidson	166,666	166,666	0	*
Jamie Ordower	83,333	83,333	0	*
Garrett Ordower	83,333	83,333	0	*
Frank X. Gruen	166,666	166,666	0	*
Ronald E. Davis, Jr.	83,334	83,334	0	*
Douglas W. Lyons Revocable Trust 12/20/99	833,334	833,334	0	*
Banyan Investors, L.L.C.	833,334	833,334	0	*
Robert D. Duncan	266,666	266,666	0	*
Nancy C. Campbell	41,666	41,666	0	*
Timothy M. Holmes Revocable Trust	303,333	303,333	0	*
Stephen R. Quazzo Trust	150,001	150,001	0	*
Nite Capital LP	366,666	366,666	0	*
Abba Properties	266,666	266,666	0	*
Michael P. Morrison	166,666	166,666	0	*
Effective Trading, LLC	916,666	916,666	0	*
Dennis J. Klein	66,667	66,667	0	*
Avi Balsam and Nathaniel Abramson Partnership	150,000	150,000	0	*
Marvin and Carole Parsoff	90,000	90,000	0	*
Parsoff Family Fund	10,000	10,000	0	*
ELGJO, LLC	500,000	500,000	0	*
Anthony Marrano Co.	100,000	100,000	0	*
Gerald Franks	50,000	50,000	0	*
Dan Stern cust Alexa Stern	10,000	10,000	0	*

Names	Beneficial Ownership	Shares Registered (1)	Post Offering (2)	% Owned Post Offering
Dan Stern Rev. Trust	25,000	25,000	0	*
Jeff Stern IRA	25,000	25,000	0	*
Steve Assimos	5,000	5,000	0	*
Michael Davidson	100,000	100,000	0	*
Asher Wolmark	14,500	14,500	0	*
Daniel Stern	3,250	3,250	0	*
Columbia Holdings, LTD	3,300,001	3,300,001	0	*
David E. and Kirsten R. Cunningham Charitable Foundation	166,668	166,668	0	*
Ruth Bayer	83,334	83,334	0	*
Lawrence Kirsch Trust	100,000	100,000	0	*
Eric R. Samuelson	100,000	100,000	0	*
Dr. Donald Adams	7,176,123	1,795,715	5,380,408	10.7%
Dr. Douglas Adkins	209,200	150,000	59,200	*
MSR Consultants LTD	380,334	310,334	70,000	*
Mary Ardinger	27,168	27,168	0	*
Thomas Doyle	30,002	16,668	13,334	*
JMB Financial Consultants LTD	55,002	41,668	13,334	*
Dr. Thomas & Susan Donnelly	96,989	41,666	55,323	*
Tim McNamee	29,168	29,168	0	*
RDB, Ltd.	61,666	61,666	0	*
Robert A. Edwards	45,003	25,002	20,001	*
Linda M. Pearson	45,003	25,002	20,001	*
Lillian Sivaslian	131,197	100,000	31,197	*
Peter & Lillian Sivaslian	388,849	138,750	250,099	*
Anita Iversen	33,750	18,750	15,000	*
Michael Rosenbaum	86,275	34,625	51,650	*
Leon Somerall	131,750	131,750	0	*
Arthur Roshwalb	48,600	27,000	21,600	*
Dr. William Sperling	197,100	188,000	9,100	*
Nino Cutillo	22,005	12,225	9,780	*
Eugene and Barbara Golia	15,001	8,334	6,667	*
Joel Mair	71,791	61,791	10,000	*
Stan Katz	189,442	186,554	2,888	*
Tim Richardson	94,611	51,472	43,139	*
Steven Ross	157,292	90,625	66,667	*

Names	Beneficial Ownership	Shares Registered (1)	Post Offering(2)	% Owned Post Offering
Frank Powers	80,000	66,667	13,333	*
William & Kellie Wood	60,001	33,334	26,667	*
Jordan Keller	22,500	12,500	10,000	*
Charles Ellis	7,506	4,170	3,336	*
Chad Ellis	9,000	5,000	4,000	*
Jack Richardson	45,000	25,000	20,000	*
Gordon D. Katz	68,000	50,000	18,000	*
David Ruggieri	293,000	271,500	21,500	*
Richard Cohen	200,000	200,000	0	*
Ben Crown	52,000	20,000	32,000	*
Mark Grinbaum	130,000	60,000	70,000	*
Steven Valko	10,000	10,000	0	*
William Filon	10,000	10,000	0	*
Pepper Financial Corp.	100,000	100,000	0	*
Martin Becker	29,000	25,000	4,000	*
Randy Getchis	21,000	10,000	11,000	*
Robert Moody, Jr.	428,500	428,500	0	*
Barclay Armitage	420,000	400,000	20,000	*
Robert Maltese	64,500	50,000	14,500	*
William Harms	25,000	25,000	0	*
Donald Schmidt	188,000	168,000	20,000	*
Peter and Joanne Trotter	21,500	10,000	11,500	*
HT Ardinger & Sons	86,000	86,000	0	*
Stuart Gates	277,810	95,905	181,905	*
Network One Financial Securities, Inc.	98,689	33,689	65,000	*
Damon Testaverde	1,354,996	954,630	400,366	*
William Heming, Jr.	569,323	390,787	178,536	*
Daniel Balestra	89,900	89,900	0	*
Chicago Investment Group	136,250	136,250	0	*
Arun K. Veluchamy	1,125,000	625,000	500,000	1.0%
Ronald Stone Insurance Trust	1,273,499	800,166	473,333	*
Jan E. Koe	97,501	83,334	14,167	*
James Cristantiello	266,666	133,333	133,333	*

Names	Beneficial Ownership	Shares Registered (1)	Post Offering (2)	% Owned Post Offering
George Reilly	908	908	0	*
Howard Corum	2,500	2,500	0	*
Gary Fine	2,500	2,500	0	*
David Gorman	16,558	5,500	11,058	*
Douglas W. Lyons Revocable Trust 12/20/99	149,999	83,333	66,666	*
Ronald Earl Davis, Jr.	117,000	83,333	33,667	*
Stephen R. Quazzo Trust dated 11/09/95	150,001	83,334	66,667	*
Robert D. Duncan	399,999	166,666	233,333	*
Shelby E.L. Pruett	45,000	45,000	0	*
The Flicker Children Irrevocable Trust	58,500	32,500	26,000	*
Whalehaven Capital Fund Limited	397,466	397,466	0	*
Snedegar Revocable Living Trust	166,666	166,666	0	*
Vesterix Venture Capital LLC	237,002	131,668	105,334	*
Kenneth and Nancy Spadaford	236,250	81,250	155,000	*
Frank DiPerna	29,500	25,000	4,500	*
W. Allen Everette	75,000	45,000	30,000	*
Walter T. Rose, Jr.	60,000	35,000	25,000	*
Kenneth Hicks	50,000	50,000	0	*
Nick and Carol Westlund	230,000	150,000	80,000	*
Alan Perl	64,000	20,000	44,000	*
Samuel Stephen Gains	33,333	33,333	0	*
Marc Alan Stromen	82,500	49,500	33,000	*
Herman B. Willis Jr.	48,500	24,000	24,500	*
William James Crusoe	90,275	90,275	0	*
Kenneth Spadaford	236,250	90,000	146,250	*
Venture Catalyst, LLC	281,171	44,044	237,127	*
Raphael P. Haddock	17,040	17,040	0	*
Lawrence C. Haddock	232,693	232,693	0	*
Libby Schilit	90,000	90,000	0	*
Carolyn Fairbank & Keith Biggs	44,667	21,667	23,000	*
Lawrence Smelzer	118,694	20,294	98,400	*
Wayne R. Wightman	7,900	2,900	5,000	*
James R. Kickel	39,400	2,900	36,500	*

Names	Beneficial Ownership	Shares Registered (1)	Post Offering(2)	% Owned Post Offering
Anthony A. Ripepi, Jr.	17,900	2,900	15,000	*
Joseph J. Marcoquiseppe	3,970	1,470	2,500	*
Dominic Sabatino, Jr.	13,470	1,470	12,000	*
Paul R. Santora	16,400	2,900	13,500	*
Robert S. Kelley	7,900	2,900	5,000	*
James A. Shakour	17,900	2,900	15,000	*
Patrick J. Crean	14,700	14,700	0	*
Gregory K. Crean	15,800	5,800	10,000	*
Robert W. Grambo	74,200	11,700	62,500	*
Karen Goldfarb	75,000	75,000	0	*
Jeffrey Kraws	75,000	75,000	0	*
Landman-Giacinto Construction, Inc.	60,000	60,000	0	*
Drane & Freyer Profit Sharing Plan, for the benefit of Scott A. Drane	105,001	58,334	46,667	*
Drane & Freyer Profit Sharing Plan for the benefit of Wendy Freyer	45,000	25,000	20,000	*
Fort Mason Partners, L.P.	167,016 (3)	10,500	156,516	*
Fort Mason Master, L.P.	167,016 (3)	156,516	10,500	*
Josh Fisher	125,000	75,000	50,000	*
David W. McGlaughon	45,620	25,000	20,620	*
Fountain Key Trust	150,001	150,001	0	*
Alexander Lisyansky & Irena Tsarevsky	77,107	77,107	0	*
Belz Broadcasting Company	641,250	168,750	472,500	1.0%
The C. Pete Clapp Revocable Trust	103,000	75,000	28,000	*
	33,257,401	22,436,231	10,821,170

__________

 (*) Less than 1%.

(1) The numbers on the table reflect the actual number of shares issued or issuable to the selling stockholder.

(2) Assumes that all shares registered for resale pursuant to this offering have been sold.

(3) The shares beneficially owned are owned by Fort Mason Partners, L.P. and Fort Mason Master, L.P.  Fort Mason Capital, LLC serves as the general partner of each of the Fort Mason fund and, in such capacity, exercises sole voting and investment authority with respect to such shares.  Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC.  Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

Material Relationship between Provectus and the Selling Stockholders

Except for relationships noted in the selling stockholder table, none of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates. We have separate contractual obligations to file this registration with each of the selling stockholders.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales, but, if at all, only after the effectiveness of the registration statement of the shares of common stock offered hereby;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls, and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Selling stockholders may be, and any broker-dealers or agents that are involved in selling the shares are, deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. We are required to pay all fees and expenses incident to the registration of the shares. Otherwise, all discounts, commissions or fees incurred in connection with the sale of the common stock offered hereby will be paid by the selling stockholders.

    Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing

•	the name of each such selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

Blue Sky Restrictions on Resale

The selling stockholders named in this prospectus may offer and sell the shares covered by this prospectus in states of the United States only where exemptions from registration under state securities laws are available.  Investors and securities professionals are advised to check each state’s securities laws and regulations (known as “Blue Sky” laws) or to check with management of the company to ascertain whether an exemption exists for the sale of our shares in a particular state.

LEGAL MATTERS

The validity of the shares of common stock offered hereby as to their being fully paid, legally issued and non-assessable will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., 100 Med Tech Parkway, Suite 200, Johnson City, Tennessee 37604.

EXPERTS

        The financial statements as of December 31, 2008 and 2007 and for the period ended January 17, 2002 (inception) to December 31, 2008 and for each of the two years in the period ended December 31, 2008 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      We file annual, quarterly, and current reports, proxy statements and other information with the SEC.  The reports, proxy statements, and other information that we file electronically with the SEC are available to the public free of charge over the internet at the SEC's website at http://www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

    In addition, our most current SEC filings, such as our annual, quarterly, and current reports, proxy statements and other information are available to the public free of charge on our Website, the address of which is http://www.pvct.com.  Our website is not intended to be, and is not, a part of this prospectus.  We will provide electronic or paper copies of our SEC filings to any stockholder or beneficial owners free of charge upon request.  All requests for our SEC filings should be sent to:

Provectus Pharmaceuticals, Inc.
Attention:  President
7327 Oak Ridge Highway, Suite A
Knoxville, TN  37931
Telephone:  (866) 594-5999
Facsimile:  (866)998-0005
Electronic mail:  info@pvct.com

As permitted by General Instruction VII to Form S-1 and Item 12 thereunder, we are "incorporating by reference" into this prospectus certain information we have filed with the SEC, which means that we are disclosing important information to you be referring you to those documents.  The information incorporated by reference is an important part of this prospectus.  We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2008 (including information specifically incorporated by reference into our Form 10-K), as filed on March 31, 2009, and our definitive proxy statement, as filed on April 30, 2009.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses in connection with this offering are as set forth in the following table. All amounts except the Securities and Exchange Commission (“SEC”) registration fee are estimated.

SEC Registration Fee	$1,712
Printing and Engraving Expenses	2,500.00
Accounting Fees and Expenses	10,000.00
Legal Fees and Expenses	50,000.00
Miscellaneous	1,500.00
Total	$65,712.00

Item 14. Indemnification of Directors and Officers.

Nevada law provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation (i.e., a “non-derivative proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she:
  Is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation; or
  Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
In addition, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor (i.e., a “derivative proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he:
  Is not liable under Section 78.138 of the Nevada Revised Statute for breach of his or her fiduciary duties to the corporation; or
  Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.
Under Nevada law, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation is obligated to indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Under our Restated Articles of Incorporation, we are obligated to indemnify, to the fullest extent permitted by Nevada law, any director or officer who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that the director or officer, or a person of whom he or she is the legal representative, is or was a director or officer of Provectus, or a member of any committee of our board of directors, or is or was serving at our request as a director, officer, partner, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of the proceeding is alleged action in an official capacity as a director, officer, partner, trustee, employee or agent or in any other capacity while serving as a director officer, partner, trustee, employee or agent; against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the director or officer in connection with the proceeding. In addition, indemnification is required to continue as to a person who has ceased to be a director, officer, partner, trustee, employee or agent and inures to the benefit of his or her heirs, executors and administrators. However, subject to the exceptions detailed below, we may indemnify a person seeking indemnification in connection with a proceeding (or part thereof) initiated by the person seeking indemnification only if the proceeding (or part thereof) was authorized by our board of directors. We may indemnify any employee or agent of Provectus to an extent greater than required by law only if and to the extent that our directors, in their discretion, may determine.

If we do not pay a claim for indemnification under our Restated Articles of Incorporation in full within 30 days after a written claim has been received by us, the claimant may at any time thereafter bring suit against us to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also will be entitled to be paid the expense of prosecuting such claim. With some exceptions, we may defend against an action brought for this purpose that the claimant has not met the standards of conduct which make it permissible under Chapter 78 of the Nevada Revised Statutes for us to indemnify the claimant for the amount claimed, but the burden of proving such defense is on us. Neither our failure (including the failure of our board of directors, independent legal counsel or our stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Chapter 78 of the Nevada Revised Statutes, nor an actual determination by us (including our board of directors, independent legal counsel or our stockholders) that the claimant has not met such applicable standard of conduct is a defense to the action or creates a presumption that the claimant has not met the applicable standard of conduct.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Provectus pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, the Company has sold or issued unregistered securities in transactions listed below in reliance of Section 4(2) of the Securities Act for transactions by the Company not involving a public offering.

During April, May and June, 2006, the Company issued 60,000 warrants to consultants in exchange for services.

In May 2006, the Company completed a private placement transaction with two accredited investors pursuant to which the Company sold a total of 153,647 shares of common stock at an average purchase price of $1.37 per share, for an aggregate purchase price of $210,000. In connection with the sale of common stock, the Company also issued warrants to the two investors to purchase up to 76,824 shares of common stock at an average exercise price of $2.13 per share.

In May 2006, 350,000 warrants were exercised for $334,000 resulting in 350,000 shares issued.

In August and September 2006, 732,534 warrants were exercised for $693,357 resulting in 732,534 shares issued. During the three months ended September 30, 2006, the Company issued 335,000 warrants to consultants in exchange for services.

In September 2006, the Company completed a private placement transaction with seven  accredited investors pursuant to which the Company sold a total of 708,200 shares of common stock at a purchase price of $1.00 per share, for an aggregate purchase price of $708,200. The Company paid $92,067 and issued 70,820 shares of common stock at a fair market value of $84,984 to Network 1 Financial Securities, Inc. as placement agent for this transaction.

In October 2006 the Company completed a private placement transaction with 15 accredited investors pursuant to which the Company sold a total of 915,000 shares of common stock at a purchase price of $1.00 per share, for an aggregate purchase price of $915,000. The Company paid $118,950 and issued 91,500 shares of common stock at a fair market value of $118,500 to Network 1 Financial Securities, Inc. as placement agent for this transaction.

During the three months ended December 31, 2006, the Company completed a private placement transaction with 10 accredited investors pursuant to which the Company sold 1,400,000 shares of common stock at a purchase price of $1.00 per share of which 150,000 are committed to be issued at December 31, 2006, for an aggregate purchase price of $1,400,000. The Company paid $137,500, issued 125,000 shares of common stock at a fair market value of $148,750, and committed to pay $16,500 and to issue 15,000 shares of common stock at a fair market value of $17,550 to Chicago Investment Group of Illinois, L.L.C. as a placement agent for this transaction which is accrued at December 31, 2006.

During the three months ended December 31, 2006, the Company issued 85,000 warrants to consultants in exchange for services.

In January 2007, the Company issued 150,000 shares committed to be issued at December 31, 2006 for shares sold in 2006.  In January 2007, the Company also issued 15,000 shares committed to be issued at December 31, 2006 for common stock costs related to shares sold in 2006.

In January and February 2007, the Company completed a private placement transaction with six accredited investors pursuant to which the Company sold a total of 265,000 shares of common stock at a purchase price of $1.00 per share, for an aggregate purchase price of $265,000.  The Company paid $29,150 and issued 26,500 shares of common stock at a fair market value of $32,130 to Chicago Investment Group of Illinois, L.L.C. as a placement agent for this transaction.  Also in January and February 2007, the Company completed a private placement transaction with 13 accredited investors pursuant to which the Company sold a total of 1,745,743 shares of common stock at a purchase price of $1.05 per share, for an aggregate purchase price of $1,833,031.  The Company paid $238,293 and issued 174,574 shares of common stock at a fair market value of $200,760 to Network 1 Financial Securities, Inc. as placement agent for this transaction.

During the three months ended March 31, 2007, the Company issued 85,000 warrants to consultants in exchange for services.

In April and May 2007, 260,000 warrants were exercised for $196,900 resulting in 260,000 shares being issued.

In May 2007, the Company issued 50,000 shares to consultants in exchange for services.

During the three months ended June 30, 2007, the Company issued 85,000 warrants to consultants in exchange for services.

In August 2007, the Company issued 50,000 shares to consultants in exchange for services.

During the three months ended September 30, 2007, the Company issued 135,000 warrants to consultants in exchange for services. During the three months ended September 30, 2007, 2,305,756 warrants were exercised for $2,219,657 resulting in 2,305,756 shares being issued.  350,000 of the warrants exercised had an exercise price of $1.00 that was reduced to $0.90.

In November 2007, the Company issued 50,000 shares to consultants in exchange for services.

During the three months ended December 31, 2007, 1,502,537 warrants were exercised for $1,327,072 resulting in 1,051,656 shares being issued and 330,881 shares committed to be issued as of December 31, 2007 and then issued January 2, 2008.  65,874 of the warrants exercised had an exercise price of $1.00 that was reduced to $0.80.  As of December 31, 2007, the Company is also committed to issue 16,667 shares to consultants in exchange for services.

During the three months ended March 31, 2008, the Company issued 60,000 warrants to consultants in exchange for services.  During the three months ended March 31, 2008, 197,013 warrants were exercised for $184,402 resulting in 197,013 shares being issued.  24,050 of the warrants exercised had an exercise price of $1.00 that was reduced to $0.80.  Additionally, 330,881 shares committed to be issued as of December 31, 2007 were issued January 2, 2008.

During the three months ended June 30, 2008, the Company issued 12,000 warrants to consultants in exchange for services.   During the three months ended June 30, 2008, 1,075,104 warrants were exercised for $980,064 resulting in 1,075,104 shares being issued.  576,012 of the warrants exercised had an exercise price of $1.00 that was reduced to $0.90.  15,050 of the warrants exercised had an exercise price of $1.00 that was reduced to $0.80.

During the three months ended September 30, 2008, the Company issued 21,500 warrants to consultants in exchange for services. During the three months ended September 30, 2008, 1,156,555 warrants were exercised for $1,081,704 resulting in 1,156,555 shares being issued.

During the three months ended December 31, 2008, the Company issued 708,055 warrants to consultants in exchange for services.  During the three months ended December 31, 2008, 203,500 warrants were exercised for $172,000 resulting in 203,500 shares being issued.

During the three months ended March 31, 2008, the Company issued 100,000 shares of common stock to consultants in exchange for services.

During the three months ended June 30, 2008, the Company issued 12,500 shares of common stock to consultants in exchange for services.

During the three months ended September 30, 2008, the Company issued 62,500 shares of common stock to consultants in exchange for services.

During the three months ended December 31, 2008, the Company issued 175,000 shares of common stock to consultants in exchange for services.

During the three months ended March 31, 2009, the Company issued 75,000 shares of common stock to consultants in exchange for services. Consulting costs charged to operations were $70,250.

During the three months ended March 31, 2009, the Company issued 243,612 warrants to consultants in exchange for services. Consulting costs charged to operations were $131,476. During the three months ended March 31, 2009, 484,112 warrants were exercised for $363,084 resulting in 292,112 shares being issued. Additionally, 192,000 shares were committed to be issued as of March 31, 2009. 292,112 of the warrants exercised had an exercise price of $0.935 that was reduced to $0.75. Additional consulting costs of $17,961 were charged to operations as a result of the reduction of the exercise price of the 292,112 warrants.

Item 16. Exhibits and Financial Statement Schedules.

    (a)   Exhibits.

Exhibit No.	Description

2.1
Agreement and Plan of Reorganization dated April 23, 2002, among Provectus Pharmaceutical, Inc., a Nevada corporation (“Provectus”), Provectus Pharmaceuticals, Inc., a Tennessee corporation (“PPI”), and the stockholders of PPI identified therein, incorporated herein by reference to Exhibit 99 to the Company’s Current Report on Form 8-K dated April 23, 2002, as filed with the SEC on April 24, 2002.

2.2
Agreement and Plan of Reorganization dated as of November 15, 2002 among the Company, PPI, Valley Pharmaceuticals, Inc., a Tennessee corporation formerly known as Photogen, Inc., H. Craig Dees, Ph.D., Dees Family Foundation, Walter Fisher, Ph.D., Fisher Family Investment Limited Partnership, Walt Fisher 1998 Charitable Remainder Unitrust, Timothy C. Scott, Ph.D., Scott Family Investment Limited Partnership, John T. Smolik, Smolik Family LLP, Eric A. Wachter, Ph.D., and Eric A. Wachter 1998 Charitable Remainder Unitrust, incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated November 19, 2002, as filed with the SEC on November 27, 2002.

2.3
Asset Purchase Agreement dated as of December 5, 2002 among Pure-ific Corporation, a Nevada corporation (“Pure-ific”), Pure-ific, L.L.C., a Utah limited liability company, and Avid Amiri and Daniel Urmann, incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated December 5, 2002, as filed with the SEC on December 20, 2002.

2.4
Stock Purchase Agreement dated as of December 5, 2002 among the Company, Pure-ific, and Avid Amiri and Daniel Urmann, incorporated herein by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K dated December 5, 2002, as filed with the SEC on December 20, 2002.

3.1
Restated Articles of Incorporation of Provectus, incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2003, as filed with the SEC on August 14, 2003.

3.2
Bylaws of Provectus, incorporated herein by reference to Exhibit 3.1(ii) to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, as filed with the SEC on March 20, 2008.

4.1
Form of Warrant issued to selling stockholders, incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, dated August 25, 2005, as filed with the SEC on August 30, 2005.

*4.2	Form of Securities Purchase Agreement entered into between the Company and the Selling Stockholders.
*4.3	Form of Registration Rights Agreement related to the Form of Securities Purchase Agreement.
*5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.
10.1
Provectus Pharmaceuticals, Inc. Amended and Restated 2002 Stock Plan, incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10QSB for the fiscal quarter ended June 30, 2003, as filed with the SEC on August 14, 2003.

10.2
Confidentiality, Inventions and Non-competition Agreement between the Company and H. Craig Dees, incorporated herein by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed with the SEC on April 15, 2003.

10.3
Confidentiality, Inventions and Non-competition Agreement between the Company and Timothy C. Scott, incorporated herein by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed with the SEC on April 15, 2003.

10.4
Confidentiality, Inventions and Non-competition Agreement between the Company and Eric A. Wachter, incorporated herein by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed with the SEC on April 15, 2003.

10.5
Executive Employment Agreement by and between the Company and H. Craig Dees, Ph.D., dated January 4, 2005, incorporated herein by reference to Exhibit 10.22 of the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the SEC on March 30, 2006.

10.6
Executive Employment Agreement by and between the Company and Eric Wachter, Ph.D., dated January 4, 2005, incorporated herein by reference to Exhibit 10.23 of the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the SEC on March 30, 2006.

10.7
Executive Employment Agreement by and between the Company and Timothy C. Scott, Ph.D., dated January 4, 2005, incorporated herein by reference to Exhibit 10.21 of the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the SEC on March 30, 2006.

10.8
Executive Employment Agreement by and between the Company and Peter Culpepper dated January 4, 2005, incorporated herein by reference to Exhibit 10.24 of the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the SEC on March 30, 2006.

10.9
Material Transfer Agreement dated as of July 31, 2003 between Schering-Plough Animal Health Corporation and Provectus, incorporated herein by reference to Exhibit 10.15 to the Company's Quarterly report on Form 10-QSB for the fiscal quarter ended June 30, 2003, as filed with the SEC on August 14, 2003.

10.10
Form of Class A Warrant related to the Securities Purchase Agreement incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-2, as filed with the SEC on May 16, 2005.

10.11
Form of Class B Warrant related to the Securities Purchase Agreement incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-2, as filed with the SEC on May 16, 2005.

10.12
Common Stock Purchase Warrant dated November 26, 2004 issued to Gryffindor Capital Partners I, L.L.C., incorporated herein by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-2, as filed with the SEC on May 16, 2005.

10.13
Form of Warrant issued to Duncan Capital Group, LLC designees, incorporated herein by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-2, as filed with the SEC on May 16, 2005.

10.14
Form of Warrant issued to Centre Capital Advisors, LLC incorporated herein by reference by Exhibit 4.13 to the Company’s 10-QSB for the quarter ended March 31, 2005, as filed with the SEC on May 16, 2005.

10.15	Form of Warrant issued to Kevin Richardson, incorporated herein by reference to Exhibit 4.17 to the Company’s Registration Statement on Form S-2/A, as filed with the SEC on June 14, 2005.
10.16
Advisory Agreement with Hunter Wise Securities, LLC dated January 19, 2005, incorporated herein by reference to Exhibit 4.14 of the Company’s 10-QSB for the quarter ended March 31, 2005, as filed with the SEC on May 16, 2005.

10.17
Form of Warrant issued to Hunter Wise Securities, LLC and Daniel J. McClory, incorporated herein by reference to Exhibit 4.15 of the Company’s 10-QSB for the quarter ended March 31, 2005, as filed with the SEC on May 16, 2005.

10.18
Form of Securities Purchase Agreement with Selling Stockholders, incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated August 30, 2005, as filed with the SEC on August 30, 2005.

10.19
Form of Warrant related to the Securities Purchase Agreement incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated August 30, 2005, as filed with the SEC on August 30, 2005.

*21	List of Subsidiaries, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on March 31, 2009.
**23	Consent of BDO Seidman, LLP.
*24	Power of Attorney. (Included on Signature Page)

_________________________
*Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 filed on November 30, 2007.
**Filed herewith.

(b)     Financial Statement Schedules.

          See Index to Financial Statements at page 25 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed witht he SEC on March 31, 2009.

Item 17. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Knoxville, State of Tennessee, on April 20, 2009.

By:	/s/ Timothy C. Scott
Name: Timothy C. Scott, Ph.D.
Title : President

By:	/s/ Peter R. Culpepper
Name: Peter R. Culpepper
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2009:

Signatures	Title

/s/ H. Craig Dees	Chief Executive Officer and a Director (principal executive officer
H. Craig Dees, Ph.D.

/s/ Peter R. Culpepper	Chief Financial Officer (principal accounting officer)
Peter R. Culpepper, C.P.A.

*	President and Director
Timothy C. Scott, Ph.D.

*	Director
Eric A. Wachter, Ph.D.

*	Director
Stuart Fuchs

Director
Kelly M. McMasters

* by /s/H. Craig Dees as Attorney-in-Fact

EXHIBIT INDEX

Exhibit No	Description

2.1
Agreement and Plan of Reorganization dated April 23, 2002, among Provectus Pharmaceutical, Inc., a Nevada corporation (“Provectus”), Provectus Pharmaceuticals, Inc., a Tennessee corporation (“PPI”), and the stockholders of PPI identified therein, incorporated herein by reference to Exhibit 99 to the Company’s Current Report on Form 8-K dated April 23, 2002, as filed with the SEC on April 24, 2002.

2.2
Agreement and Plan of Reorganization dated as of November 15, 2002 among the Company, PPI, Valley Pharmaceuticals, Inc., a Tennessee corporation formerly known as Photogen, Inc., H. Craig Dees, Ph.D., Dees Family Foundation, Walter Fisher, Ph.D., Fisher Family Investment Limited Partnership, Walt Fisher 1998 Charitable Remainder Unitrust, Timothy C. Scott, Ph.D., Scott Family Investment Limited Partnership, John T. Smolik, Smolik Family LLP, Eric A. Wachter, Ph.D., and Eric A. Wachter 1998 Charitable Remainder Unitrust, incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated November 19, 2002, as filed with the SEC on November 27, 2002.

2.3
Asset Purchase Agreement dated as of December 5, 2002 among Pure-ific Corporation, a Nevada corporation (“Pure-ific”), Pure-ific, L.L.C., a Utah limited liability company, and Avid Amiri and Daniel Urmann, incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated December 5, 2002, as filed with the SEC on December 20, 2002.

3.1
Restated Articles of Incorporation of Provectus, incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2003, as filed with the SEC on August 14, 2003.

3.2
Bylaws of Provectus, incorporated herein by reference to Exhibit 3.1(ii) to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, as filed with the SEC on March 20, 2008.

4.1
Form of Warrant issued to selling stockholders, incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, dated August 25, 2005, as filed with the SEC on August 30, 2005.

*4.2	Form of Securities Purchase Agreement entered into between the Company and the Selling Stockholders.
*4.3	Form of Registration Rights Agreement related to the Form of Securities Purchase Agreement.
*5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.
10.1
Provectus Pharmaceuticals, Inc. Amended and Restated 2002 Stock Plan, incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10QSB for the fiscal quarter ended June 30, 2003, as filed with the SEC on August 14, 2003.

10.2
Confidentiality, Inventions and Non-competition Agreement between the Company and H. Craig Dees, incorporated herein by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed with the SEC on April 15, 2003.

10.3
Confidentiality, Inventions and Non-competition Agreement between the Company and Timothy C. Scott, incorporated herein by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed with the SEC on April 15, 2003.

10.4
Confidentiality, Inventions and Non-competition Agreement between the Company and Eric A. Wachter, incorporated herein by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed with the SEC on April 15, 2003.

10.5
Executive Employment Agreement by and between the Company and H. Craig Dees, Ph.D., dated January 4, 2005, incorporated herein by reference to Exhibit 10.22 of the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the SEC on March 30, 2006.

10.6
Executive Employment Agreement by and between the Company and Eric Wachter, Ph.D., dated January 4, 2005, incorporated herein by reference to Exhibit 10.23 of the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the SEC on March 30, 2006.

10.7
Executive Employment Agreement by and between the Company and Timothy C. Scott, Ph.D., dated January 4, 2005, incorporated herein by reference to Exhibit 10.21 of the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the SEC on March 30, 2006.

10.8
Executive Employment Agreement by and between the Company and Peter Culpepper dated January 4, 2005, incorporated herein by reference to Exhibit 10.24 of the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the SEC on March 30, 2006.

10.9
Material Transfer Agreement dated as of July 31, 2003 between Schering-Plough Animal Health Corporation and Provectus, incorporated herein by reference to Exhibit 10.15 to the Company's Quarterly report on Form 10-QSB for the fiscal quarter ended June 30, 2003, as filed with the SEC on August 14, 2003.

10.10
Form of Class A Warrant related to the Securities Purchase Agreement incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-2, as filed with the SEC on May 16, 2005.

10.11
Form of Class B Warrant related to the Securities Purchase Agreement incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-2, as filed with the SEC on May 16, 2005.

10.12
Common Stock Purchase Warrant dated November 26, 2004 issued to Gryffindor Capital Partners I, L.L.C., incorporated herein by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-2, as filed with the SEC on May 16, 2005.

10.13
Form of Warrant issued to Duncan Capital Group, LLC designees, incorporated herein by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-2, as filed with the SEC on May 16, 2005.

10.14
Form of Warrant issued to Centre Capital Advisors, LLC incorporated herein by reference by Exhibit 4.13 to the Company’s 10-QSB for the quarter ended March 31, 2005, as filed with the SEC on May 16, 2005.

10.15	Form of Warrant issued to Kevin Richardson, incorporated herein by reference to Exhibit 4.17 to the Company’s Registration Statement on Form S-2/A, as filed with the SEC on June 14, 2005.
10.16
Advisory Agreement with Hunter Wise Securities, LLC dated January 19, 2005, incorporated herein by reference to Exhibit 4.14 of the Company’s 10-QSB for the quarter ended March 31, 2005, as filed with the SEC on May 16, 2005.

10.17
Form of Warrant issued to Hunter Wise Securities, LLC and Daniel J. McClory, incorporated herein by reference to Exhibit 4.15 of the Company’s 10-QSB for the quarter ended March 31, 2005, as filed with the SEC on May 16, 2005.

10.18
Form of Securities Purchase Agreement with Selling Stockholders, incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated August 30, 2005, as filed with the SEC on August 30, 2005.

10.19
Form of Warrant related to the Securities Purchase Agreement incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated August 30, 2005, as filed with the SEC on August 30, 2005.

*21	List of Subsidiaries, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on March 31, 2009.
**23	Consent of BDO Seidman, LLP.
*24	Power of Attorney. (Included on Signature Page)
_________________________
*Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 filed on November 30, 2007.
**Filed herewith.